Exhibit 10.1

JGB Collateral, LLC

JGB Capital Offshore Ltd.

JGB Capital LP

JGB Partners LP

c/o JGB Management, Inc.

246 Post Road East, 2nd Floor

Westport, CT 06880

April 5, 2024

Via Federal Express and E-mail

22nd Century Group, Inc. 500 Seneca Street, Suite 507 Buffalo, New York 14204

E-mail: hkinsman@xxiicentury.com

Re:	Securities Purchase Agreement dated March 3, 2023, (the “SPA”) between 22nd Century Group, Inc. (the “Company”) and the Purchasers.

Ladies and Gentlemen:

Reference is made to the SPA and the Debentures (as defined in the SPA). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the SPA or the Debentures, as applicable.

By the Company’s agreement to and acceptance of this letter agreement (this “Letter Agreement”), the Company hereby agrees that the Conversion Price in effect is reduced to $2.14 per share, subject to adjustment in accordance with the terms of the Debentures. In addition, notwithstanding the provisions of Section 5(b)(i) of the Debentures, the Holders may convert the Debentures, at any time and from time to time, immediately upon and after the Company’s execution of this Letter Agreement. The principal amount of the Debentures converted by the Holders in a particular calendar month shall be applied to, on a dollar-for-dollar basis, the Monthly Allowance for that calendar month, and if in excess of the Monthly Allowance for that month, the excess shall applied to the Monthly Allowance for succeeding months.

The Company acknowledges that all Conversion Shares will be issued free and clear of restrictive legends in accordance with the terms of the Debentures. The Company will cause its legal counsel to issue such legal opinions to its transfer agent as necessary to effect the foregoing. The Company shall give 60 days notice to the Holders upon an instance of prepayment.

The Holders agree as follow in connection with conversions of the Debentures: (1) each Conversion of the Debentures shall be for at least 100,000 shares of Common Stock (appropriately adjusted for stock splits, reverse stock splits, share combinations, stock dividends and similar transactions) (for purposes of the foregoing the three Holders of the three outstanding Debentures shall be deemed a single Holder holding of a single outstanding Debenture), (2) the Holders will not convert the Debentures at a time when the sale price of the Common Stock on the principal

Trading Market is lower than the Conversion Price (but, for clarity, if the sale price of the Common Stock falls below the Conversion Price after a Holder has submitted a Notice of Conversion, such Notice of Conversion is still valid and must be honored in accordance with the terms of the Debenture), and (3) if on a given Trading Day the VWAP of the Common Stock is less than $2.50 per share (appropriately adjusted for stock splits, reverse stock splits, share combinations, stock dividends and similar transactions), the Holders will (in the aggregate) on that Trading Day sell a maximum of 10% of the trading volume of the Common Stock for that Trading Day.

From the date hereof through the date that is twenty (20) days after the date hereof, the provisions of Section 3(c)(i) of the Debentures shall be suspended. For the avoidance of doubt, upon the expiration of such period, Section 3(c)(i) of the Debentures shall return to full force and effect.

The Company shall file a Form 8-K announcing the terms of this Letter Agreement and filing this Letter Agreement as an exhibit thereto on or before 9:25 a.m. (local time in New York, New York) on Monday, April 8, 2024. Following the filing of such Form 8-K the Holders shall not be deemed to be in possession of any material, non-public information of the Company.

Except as expressly set forth above the Transaction Documents remain in full force and effect. This Letter Agreement is a Transaction Document.

This Letter Agreement is automatically withdrawn and shall have no force and effect unless it has been countersigned by the Company by 7pm April 7, 2024, New York time.

Sincerely,

Brett Cohen for and on behalf of the Holders and the Agent

AGREED AND ACCEPTED:

22nd Century Group Inc.

By:
Name:
Title: